Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 21, 2011 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $6.8 million and earnings per share of $0.24 for its second quarter ended June 30, 2011. The quarterly results represent an increase of $626,000 in net income or $0.02 in earnings per share from the most recent quarter and a decrease of $1.9 million in net income or $0.08 in earnings per share from the quarter ended June 30, 2010. Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $6.3 million compared to $8.2 million for the prior year’s second quarter.

“Without the benefit of an improvement to the economy, our second quarter results continued the positive trends from the first quarter including net income growth, improved past due loan performance and lower loan charge-offs,” said G. William Beale, chief executive officer of Union First Market Bankshares. “Our efforts to improve our asset quality are taking hold and were able to reduce non-performing assets without materially impacting our profitability. Looking to the second half of the year, we intend to rollout new technology starting in the third quarter, which will enhance our customers’ ability to bank when, where and how they want. I am hopeful that our mortgage business will get back on track following the disruption caused by the upcoming implementation of Risk Retention rules and new underwriting standards as a result of Dodd Frank - as well as changes to RESPA and TILA forms proposed by the new Consumer Financial Protection Bureau - all of which could impact mortgage pricing and production. Finally, our branch footprint is a competitive advantage and we intend to use our size and financial strength to separate ourselves from our competitors.”

Select highlights:

•

Total nonperforming assets decreased $10.0 million during the second quarter of 2011. Both nonaccrual loans and other real estate owned (“OREO”) experienced net decreases principally due to lower additions and net pay downs of nonperformers amid a continued effort to reduce OREO.

•

The Company showed improvement in return on average assets (ROA) and return on average equity (ROE) from 0.66% and 5.81%, respectively, in the prior quarter to 0.71% and 6.21%, respectively, in the current quarter.

•

In May, the Company purchased a NewBridge Bank branch (the “Harrisonburg branch”) located at 440 South Main Street in Harrisonburg, Virginia. The Company purchased loans of $72.5 million and assumed deposit liabilities of $48.7 million. Nonrecurring costs related to the Harrisonburg branch acquisition were $204,000 for the current quarter and $498,000 year-to-date.

•	In June, the Company opened seven additional in-store bank branches in MARTIN’S® Food Markets in Virginia.

•	The Company agreed to sell its previously closed Harbour Pointe branch building and accrued a loss of $626,000 on the sale which closed in early July.

•

The Company maintained its core net interest margin[1] at 4.47% in both the second and first quarters of 2011, a function of a continued funding mix shift from higher cost certificates of deposit to lower cost interest bearing deposits.

•	Provision for loan losses declined $1.8 million compared to the most recent quarter.

•

Allowance for loan loss as a percentage of total loans decreased from 1.44% at March 31, 2011 to 1.39% at June 30, 2011 with coverage ratios to nonperforming loans and assets increasing to 72.96% and 43.43%, respectively.

Second quarter net income increased $626,000, or 10.1%, from the first quarter of this year and was largely attributable to a reduction in the provision for loan losses and increased net interest income. These improvements were partially offset by increased costs associated with loan foreclosures, workouts, OREO, and lower income from the mortgage segment.

Second quarter net income decreased $1.9 million, or 21.8%, compared to the same quarter in the prior year. The decrease in quarterly net income is largely a result of flat net interest income, declines in mortgage segment income, and increased costs associated with loan foreclosures, workouts, and OREO. These changes were partially offset by the absence of prior year nonrecurring First Market Bank (“FMB’) acquisition costs and lower marketing and occupancy costs.

Year-to-date net income for the six months ended June 30, 2011 increased $2.6 million, or 24.8%, from the same period a year ago. The increase was principally a result of favorable net interest income and the absence of nonrecurring prior year acquisition costs. These improvements were partially offset by increases in provision for loan losses and lower mortgage segment income. Comparative results to the prior year exclude FMB results for the month of January 2010.

BANK BRANCH ACQUISITION

On May 20, 2011 the Company completed the purchase of a NewBridge Bank branch in Harrisonburg, Virginia. As part of the agreement, the Company purchased loans of $72.5 million and assumed deposit liabilities of $48.7 million, and purchased the related fixed assets of the branch and a potential branch site in Waynesboro, Virginia. The Company operates the acquired bank branch under the name Union First Market Bank. The Company’s condensed consolidated statements of income include the results of operations of the branch from the closing date of the acquisition.

In connection with the acquisition, the Company recorded $1.8 million of goodwill and $9,500 of core deposit intangible. The core deposit intangible of $9,500 is being expensed in the current period. The recorded goodwill was allocated to the community banking segment of the Company and is deductible for tax purposes.

The Company acquired the $72.5 million loan portfolio at a fair value discount of $1.7 million. The discount represents expected credit losses, adjustment to market interest rates and liquidity adjustments. The performing loan portfolio fair value estimate was $70.5 million and the impaired loan portfolio fair value estimate was $276,000.

Loans obtained in the acquisition of the branch for which there is specific evidence of credit deterioration and for which it was probable that the Company would be unable to collect all contractually required principal and interest payments represent less than 0.01% of the Company’s consolidated assets and, accordingly, are not considered material.

[1]	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $40.7 million, an increase of $816,000, or 2.0%, from the first quarter of 2011. This improvement was principally due to interest-earning asset growth outpacing the growth of interest-bearing liabilities, enhanced by favorable demand deposit growth. Second quarter tax-equivalent net interest margin was unchanged at 4.68% compared to the most recent quarter. The flat net interest margin was principally attributable to lower investment security and loan yields offset by lower costs of interest-bearing deposits. Additionally, the funding mix continued to shift from higher cost certificates of deposit to lower cost money market accounts and checking accounts.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Linked quarter results Dollars in thousands Three Months Ended
	06/30/11	03/31/11	Change

Average interest-earning assets	$3,486,949	$3,459,834	$27,115
Interest income	$48,849	$48,490	$359
Yield on interest-earning assets	5.62%	5.68%	(6	) bps
Average interest-bearing liabilities	$2,861,567	$2,858,406	$3,161
Interest expense	$8,134	$8,591	$(457)
Cost of interest-bearing liabilities	1.14%	1.22%	(8	) bps

For the three months ended June 30, 2011, tax-equivalent net interest income increased $119,000, or 0.29%, when compared to the same period last year. The tax-equivalent net interest margin increased 3 basis points to 4.68% from 4.65% in the prior year. The improvement in the net interest margin was a result of a continued shift in funding mix to lower cost funds as certificates of deposit decreased while savings, money markets and demand deposits increased. Lower interest-earning asset income was principally due to lower loan yields on relatively flat average loan volume. The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results Dollars in thousands Three Months Ended
	06/30/11	06/30/10	Change

Average interest-earning assets	$3,486,949	$3,502,398	$(15,449)
Interest income	$48,849	$50,351	$(1,502)
Yield on interest-earning assets	5.62%	5.77%	(15	) bps
Average interest-bearing liabilities	$2,861,567	$2,917,606	$(56,039)
Interest expense	$8,134	$9,755	$(1,621)
Cost of interest-bearing liabilities	1.14%	1.34%	(20	) bps

For the six months ended June 30, 2011, tax-equivalent net interest income increased $4.9 million, or 6.5%, when compared to the same period last year. Comparative results to the prior year exclude FMB results for the month of January 2010. The tax-equivalent net interest margin increased 8 basis points to 4.68% from 4.60% in the prior year. The improvement in the net interest margin was a result of improvement in the cost of funds partially offset by lower loan yields and aided by the increase in interest-earning assets due to the acquisition of FMB in the first quarter of 2010.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results Dollars in thousands Six Months Ended
	06/30/11	06/30/10	Change

Average interest-earning assets	$3,473,467	$3,304,121	$169,346
Interest income	$97,339	$94,606	$2,733
Yield on interest-earning assets	5.65%	5.75%	(10	) bps
Average interest-bearing liabilities	$2,859,995	$2,770,366	$89,629
Interest expense	$16,725	$18,913	$(2,188)
Cost of interest-bearing liabilities	1.18%	1.37%	(19	) bps

Acquisition Activity – net interest margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $1.8 million ($1.7 million – FMB; $140,000 – Harrisonburg branch) for the three months ended June 30, 2011. If not for this favorable impact, the net interest margin for the second quarter would have been 4.47%, unchanged from the first quarter of 2011.

The Harrisonburg branch

The acquired loan portfolio of the Harrisonburg branch was marked-to-market with a fair value discount to market rates. Performing loan discount accretion is recognized as interest income over the estimated remaining life of the loans. The Company also assumed certificates of deposit at a premium to market. These were marked-to-market with estimates of fair value on acquisition date. The resulting premium to market is amortized as a decrease to interest expense over the estimated lives of the certificates of deposit.

FMB

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. Performing loan and investment security discount accretion is recognized as interest income over the estimated remaining life of the loans and investment securities. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”) and subordinated debt) and certificates of deposit. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase (or decrease) to net interest income over the estimated lives of the liabilities. Additional credit quality deterioration above the original credit mark is recorded as additional provisions for loan losses.

The second quarter and remaining estimated discount/premium is reflected in the following table (dollars in thousands):

	Harrisonburg Branch		First Market Bank
	Loan Accretion	Certificates of Deposit	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit

For the quarter ended June 30, 2011	$118	$22	$1,529	$93	$(122)	$194
For the remaining six months of 2011	506	101	2,485	186	(245)	311
For the years ending:
2012	589	11	3,624	201	(489)	222
2013	148	7	2,377	15	(489)	—
2014	37	4	1,478	—	(489)	—
2015	26	—	570	—	(489)	—
2016	27	—	28	—	(163)	—
Thereafter	143	—	—	—	—	—

Acquisition Activity – other operating expenses

Acquisition-related expenses associated with the acquisition of the Harrisonburg branch were $204,000 and $498,000 for the three and six month periods ended June 30, 2011, respectively, and are recorded in “Other operating expenses” in the Company’s condensed consolidated statements of income. Such costs included principally system conversion and integrating operations charges which have been expensed as incurred. There were no acquisition-related expenses related to the Harrisonburg branch in 2010. The company expects no further expenses from the Harrisonburg branch acquisition.

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the second quarter, the Company experienced modest improvement in asset quality. The reduced levels of nonperforming assets and associated activity as well as delinquency trends were favorable even though current economic conditions did not improve materially. While future economic conditions remain unknown, the Company’s lower levels of provisions for loan losses and increased coverage ratios demonstrate that its dedicated efforts to improve asset quality are taking hold. The magnitude of any continued softening in the real estate market and its impact on the Company is largely dependent upon any lagging impact on commercial real estate, the recovery of residential housing, and the pace at which the local economies in the Company’s operating markets recover.

Nonperforming Assets (NPAs)

At June 30, 2011, nonperforming assets totaled $91.3 million, a decrease of $10.0 million from the first quarter, and an increase of $13.9 million compared to a year ago. The current quarter decrease in NPAs from the first quarter related to net decreases in both nonaccrual loans of $8.3 million and OREO of $1.7 million. The decrease in nonperforming loans was a result of customer net pay downs of approximately $8.9 million and, charge-offs of $3.6 million, partially offset by additions of $4.2 million. The nonperforming loans added during the quarter were principally related to residential real estate as borrowers continued to experience financial difficulties with the protracted economic recovery depleting their cash reserves and other repayment sources.

Nonperforming Loans

Nonperforming assets at June 30, 2011 included $54.3 million in nonaccrual loans. This total includes residential real estate loans of $27.8 million, land loans of $14.4 million, commercial real estate loans of $7.1 million, commercial and industrial loans of $2.4 million, land development loans of $1.5 million, and other loans of $1.0 million. At June 30, 2011, the coverage ratio of the allowance for loan losses to nonperforming loans was 72.9%, an increase from 69.4% a year earlier and from 64.5% at March 31, 2011. Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Other Real Estate Owned (OREO)

Nonperforming assets at June 30, 2011 also included $36.9 million in other real estate owned, a decrease of $1.7 million from the prior quarter. This total includes residential real estate of $14.1 million, land development of $12.1 million, land of $8.5 million, commercial real estate of $1.2 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment.

During the second quarter ended June 30, 2011, the Company’s OREO showed a net decrease of approximately $1.7 million compared to the first quarter of 2011, with sales of $3.7 million at a net loss of $163,000, additions of $2.3 million, and a fair value impairment write-down of $165,000. The additions were principally related to homeowners and residential builders; sales from OREO were principally related to residential real estate and multi-unit residential property. The Company expects this type of activity to continue until the market for these properties and the economy as a whole show marked improvement.

Charge-offs

For the quarter ended June 30, 2011, net charge-offs which included loans with specific established reserves were $5.3 million, or 0.74%, of loans on an annualized basis, compared to $4.3 million, or 0.62%, for the first quarter of 2011 and $4.0 million, or 0.57%, for the same quarter last year. Net charge-offs in the current quarter included commercial and residential builder loans of $2.3 million, commercial construction loans of $1.3 million, other consumer loans of $1.0 million, and home equity lines of credits of $710,000. At June 30, 2011, total accruing past due loans were $38.1 million, or 1.33%, of total loans, a decrease from 1.52% at March 31, 2011, and 1.85% for the same quarter a year ago.

Provision

The provision for loan losses for the current quarter was $4.5 million, a decrease of $1.8 million from the first quarter of this year and $545,000 increase from the same quarter a year ago. The lower provision for loan losses compared to the most recent quarter primarily reflects improvements in asset quality and reduced specific reserves as covered impaired loans were charged off. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of the total loan portfolio, including net loans acquired in the FMB and the Harrisonburg branch (if applicable) acquisitions was 1.39% at June 30, 2011, 1.35% at December 31, 2010, and 1.20% at June 30, 2010. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.88% at June 30, 2011, a decrease from 1.96% at March 31, 2011, and an increase from 1.76% in the same quarter a year ago. The lower ratio of the allowance for loan losses as a percentage of loans compared to the loan portfolio, adjusted for acquired loans, is related to the elimination of FMB’s allowance for loan losses at acquisition. In acquisition accounting there is no carryover of previously established allowance for loan losses.

NONINTEREST INCOME

On a linked quarter basis, noninterest income decreased $584,000, or 5.5%, to $10.0 million from $10.5 million in the first quarter. Gains on the sale of loans in the mortgage segment decreased $665,000, or 13.4%, and were driven by lower volume in loan originations. Declines in refinanced mortgage loan volume accounted for most of the volume decrease as Union’s refinanced loans as a percentage of originations declined from 38.1% to 18.4%. Service charges on deposit accounts and other account fees increased $585,000, related to an increase in debit card fee income, brokerage commissions, and overdraft and returned check fee volume. During the current quarter, the Company reached agreement to sell a branch building previously closed in connection with the FMB merger. The sale closed in early July and a loss of $626,000 was accrued in the second quarter. Excluding mortgage segment operations and the loss on the sale of the branch building, noninterest income increased $718,000, or 12.6% from the first quarter and related to an increase in brokerage commissions, debit card fee income, and overdraft and returned check fee volume.

For the quarter ended June 30, 2011, noninterest income decreased $2.1 million, or 17.7%, to $10.0 million from $12.1 million in the prior year’s same quarter. Gains on sales of loans in the mortgage segment decreased $945,000, or 18.0%, primarily related to lower origination volume. Other operating income decreased $442,000, largely due to the reversal of a property improvement liability the Company recorded in the second quarter of 2010. Other service charges and fees increased $215,000, primarily as a result of increased debit card income and brokerage commissions, but were partially offset by lower service charges on deposit accounts of $165,000. During the current quarter, the Company recorded a loss of $626,000 on a branch building as mentioned above, and losses on sales of other real estate owned of $163,000. Excluding the mortgage segment operations, and the loss on the sale of the free standing branch, noninterest income decreased $551,000, or 7.9%, from the same period a year ago.

For the six months ending June 30, 2011, noninterest income decreased $1.3 million, to $20.5 million, from $21.8 million a year ago. Comparative results to the prior year exclude FMB results for the month of January 2010. Gains on sales of loans in the mortgage segment decreased $468,000 on lower origination volume and higher estimates of early payment defaults. Service charges on deposit accounts decreased $284,000 primarily related to lower overdraft and returned check charges. Other operating income decreased $258,000 largely related to a reversal of a property improvement liability that occurred in 2010 and higher trust income in the current year. Partially offsetting those decreases was an increase in account service charges and fees of $854,000 that related to higher debit card income, ATM income, and brokerage commissions. During the second quarter of 2011, the Company sold a branch building as mentioned above and accrued a loss on the sale of $626,000. Other incurred losses on sales of other real estate owned were $461,000 for the period.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense increased $1.1 million, or 3.2%, to $35.9 million from $34.8 million when compared to the first quarter. Other operating expenses increased $1.2 million, or 9.8%. Of the other operating expenses increase, $612,000 were costs to maintain the Company’s portfolio of other real estate owned, including a valuation adjustment of $165,000, higher legal and professional fees due to continuing problem loan work outs and foreclosure activity of $368,000, and the remaining $220,000 represented communication and marketing expense increases. Current quarter marketing expenses were brand awareness campaigns for the new seven in-store MARTIN’S® locations and a home equity line of credit promotion. Also during the quarter, the Company recorded acquisition costs of $204,000, compared to $294,000 in the first quarter in connection with the aforementioned branch acquisition. Excluding the mortgage segment operations and acquisition costs, noninterest expense increased $1.8 million, or 6.1%, compared to the first quarter of this year.

For the quarter ended June 30, 2011, noninterest expense increased $724,000, or 2.1%, to $35.9 million from $35.1 million for the second quarter of 2010. Other operating expenses increased $852,000, or 6.5%. Other operating expenses included higher costs to maintain the Company’s portfolio of other real estate owned of $811,000 which included a valuation adjustment of $165,000, legal and other professional fees of $387,000 principally relating to problem loan work outs and loan foreclosures. Other increases were higher franchise taxes of $299,000, which were levied to include all of former FMB branches, higher other communication expenses of $245,000, partially offset by lower marketing and advertising expenses of $268,000. Included in other operating expenses were costs associated with the acquisition of FMB of $843,000 during the second quarter of 2010 and current quarter branch acquisition costs of $204,000. Excluding mortgage segment operations and acquisition costs, noninterest expense increased $1.6 million, or 5.5% from the second quarter of 2010.

For the six months ended June 30, 2011, noninterest expense decreased $1.3 million, to $70.6 million, from $71.9 million a year ago. Comparative results to the prior year exclude FMB results for the month of January 2010. Other operating expenses decreased $3.8 million, or 12.5%. Included in the reduction of other operating expenses were prior year costs associated with the acquisition of FMB of $7.7 million during the first six months of 2010. Increases in current year expenses included higher costs to maintain the Company’s portfolio of other real estate owned of $1.1 million, communication expenses related to increased online customer activity and additional branch locations of $885,000, and higher professional fees related to continuing collection activity and problem loan work outs of $579,000. Other costs included higher franchise tax and FDIC insurance assessments of $598,000 and $472,000, respectively, due to adjustments starting in 2011, which included the acquired FMB branches. Salary and benefits expense increased $2.4 million, primarily related to additional personnel. Excluding mortgage segment operations and acquisition costs, noninterest expense increased $5.2 million, or 9.2% from the same period a year ago.

BALANCE SHEET

At June 30, 2011, total cash and cash equivalents were $63.2 million, an increase of $2.1 million from December 31, 2011, and a decrease of $72.5 million from June 30, 2010. The cash reduction from the prior year principally funded investment security purchases and reduced wholesale borrowings. At June 30, 2011, net loans were $2.8 billion, an increase of $53.4 million, or 1.9% from the prior quarter. Net loans increased

$34.2 million, or 1.2%, from June 30, 2010. Loans held for sale of $50.4 million in the Company’s mortgage segment decreased slightly from $50.6 million in the prior quarter and $24.3 million from the same quarter a year ago, each related to a decline in refinance originations. At June 30, 2011, total assets were $3.852 billion, an increase of $38.8 million compared to the first quarter, and a decrease of $22.7 million from $3.874 billion at June 30, 2010.

Total deposits during the second quarter increased $16.4 million compared to the first quarter driven by higher volumes in money market and demand deposit accounts, partially offset by lower volumes of NOW accounts and CDs. Total deposits decreased $12.4 million from June 30, 2010 with net volume inflows into money market accounts and out of certificates of deposit. Total borrowings, including repurchase agreements, increased $14.1 million on a linked quarter basis and decreased $32.6 million from June 30, 2010. The Company’s equity to assets ratio was 11.50% and 10.90% at June 30, 2011 and 2010, respectively. The Company’s tangible common equity to tangible assets ratio was 8.62% and 7.89% at June 30, 2011 and 2010, respectively. Tangible book value per share increased to $12.50 from $12.22 a quarter earlier, while book value per share increased to $15.72 from $15.43 for the same period.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the second quarter decreased $161,000, or 49.1%, to $167,000 from $328,000 in the first quarter. Originations declined by $1.4 million from $149.1 million to $147.7 million, or 1.0%, from the first quarter as a result of a decline in refinance originations. Refinanced loans represented 18.4% of originations during the second quarter compared to 38.1% during the first quarter. Net interest income decreased $205,000, or 42.1%, due to increased borrowing rates. Gains on the sale of loans decreased $665,000, or 13.4%, while commission expense declined $566,000, or 23.2%. Salary and benefit expenses decreased $687,000 largely on loan volume driven commission expense, and other operating expenses increased $78,000, or 11.7%. Estimated loan related losses attributable to early payment defaults, make whole demands and indemnifications were $184,000, decreasing $141,000, or 43.4% from the first quarter.

For the three months ended June 30, 2011, the mortgage segment net income decreased $629,000 to $167,000, from $796,000 for the same quarter in 2010. Originations decreased $55.7 million from $203.5 million to $147.7 million, or 27.4%, during the same period last year as the average loan size declined 8.0% along with decreases in overall homeownership rates and residential mortgage activity. Refinanced loans represented 18.4% of originations during the second quarter of 2011 compared to 23.1% during the same period a year ago. As a result, gains on the sale of loans decreased $952,000, or 18.1%. Noninterest expenses decreased $281,000. Of this amount, salaries and benefits decreased $372,000 primarily as a result of loan volume driven commission expense.

For the six months ended June 30, 2011, the mortgage segment net income decreased $880,000, or 64.0%, to $495,000 from $1.4 million during the same period last year. Originations declined by $54.8 million from $351.7 million to $296.8 million, or 15.6%, during the same period last year due to declines in residential mortgage activity, particularly refinance volume. Net interest income decreased $215,000, or 21.9%, due to decreased originations and higher borrowing rates. Gains on the sale of loans decreased $474,000, or 4.9%, driven largely by a $206,000, or 67.9%, increase in estimated loan related losses attributable to early payment defaults, make whole demands and indemnifications. Refinanced loans represented 25.8% of originations during the first six months on the year compared to 30.0% during the same period a year ago. Salary and benefit expenses increased $410,000 due to additional salary expense required to meet evolving regulatory, compliance and production demands. Other operating expenses increased $221,000, or 18.6%, primarily related to increased costs associated with the processing, underwriting and compliance components of origination.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 99 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/11	03/31/11	06/30/10	06/30/11	06/30/10
Results of Operations
Interest and dividend income	$47,756	$47,392	$49,322	$95,148	$92,640
Interest expense	8,133	8,592	9,755	16,725	18,913

Net interest income	39,623	38,800	39,567	78,423	73,727
Provision for loan losses	4,500	6,300	3,955	10,800	8,956

Net interest income after provision for loan losses	35,123	32,500	35,612	67,623	64,771
Noninterest income	9,963	10,547	12,101	20,510	21,840
Noninterest expenses	35,872	34,767	35,148	70,639	71,948

Income before income taxes	9,214	8,280	12,565	17,494	14,663
Income tax expense	2,394	2,086	3,839	4,480	4,238

Net income	$6,820	$6,194	$8,726	$13,014	$10,425

Interest earned on loans (FTE)	$42,473	$42,157	$44,474	$84,629	$83,070
Interest earned on securities (FTE)	6,349	6,328	5,859	12,677	11,498
Interest earned on earning assets (FTE)	48,849	48,490	50,351	97,339	94,606
Net interest income (FTE)	40,715	39,899	40,596	80,614	75,693
Interest expense on certificates of deposit	4,353	4,916	5,780	9,270	11,201
Interest expense on interest-bearing deposits	6,167	6,683	7,837	12,851	15,100
Core deposit intangible amortization	1,553	1,655	1,938	3,178	3,392

Net income - community bank segment	$6,654	$5,865	$7,929	$12,519	$9,049
Net income - mortgage segment	167	328	796	495	1,375

Key Ratios
Return on average assets (ROA)	0.71%	0.66%	0.91%	0.69%	0.58%
Return on average equity (ROE)	6.21%	5.81%	8.41%	6.01%	5.22%
Efficiency ratio	72.34%	70.45%	68.03%	71.40%	75.29%
Efficiency ratio - community bank segment	70.18%	68.07%	66.76%	69.14%	74.85%
Net interest margin (FTE)	4.68%	4.68%	4.65%	4.68%	4.60%
Net interest margin, core (FTE)[1]	4.47%	4.47%	4.23%	4.47%	4.23%
Yields on earning assets (FTE)	5.62%	5.68%	5.77%	5.65%	5.75%
Cost of interest-bearing liabilities (FTE)	1.14%	1.22%	1.34%	1.18%	1.37%
Noninterest expense less noninterest income / average assets	2.71%	2.58%	2.40%	2.65%	2.77%

Per Share Data
Earnings per common share, basic	$0.24	$0.22	$0.32	$0.46	$0.39
Earnings per common share, diluted	0.24	0.22	0.32	0.46	0.39
Cash dividends paid per common share	0.07	0.07	0.06	0.14	0.12
Market value per share	12.18	11.25	12.26	12.18	12.26
Book value per common share	15.72	15.43	14.98	15.72	14.98
Tangible book value per common share	12.50	12.22	11.53	12.50	11.53
Price to earnings ratio, diluted	12.65	12.67	9.55	13.13	15.59
Price to book value per common share ratio	0.77	0.73	0.82	0.77	0.82
Price to tangible common share ratio	0.97	0.92	1.06	0.97	1.06
Weighted average common shares outstanding, basic	25,969,806	25,958,121	25,871,588	25,963,996	24,541,754
Weighted average common shares outstanding, diluted	25,992,190	25,980,698	25,913,471	25,986,640	24,583,186
Common shares outstanding at end of period	26,043,633	26,034,989	25,933,516	26,043,633	25,933,516

	Three Months Ended			Six Months Ended
	06/30/11	03/31/11	06/30/10	06/30/11	06/30/10
Financial Condition
Assets	$3,851,524	$3,812,700	$3,874,199	$3,851,524	$3,874,199
Loans, net of unearned income	2,859,569	2,806,928	2,819,651	2,859,569	2,819,651
Earning Assets	3,502,818	3,470,309	3,530,648	3,502,818	3,530,648
Goodwill	59,400	57,567	57,567	59,400	57,567
Core deposit intangibles, net	23,658	25,171	30,698	23,658	30,698
Deposits	3,083,053	3,066,616	3,095,474	3,083,053	3,095,474
Stockholders’ equity	443,116	435,489	422,307	443,116	422,307
Tangible common equity	324,878	317,536	298,716	324,878	298,716

Averages
Assets	$3,830,786	$3,807,960	$3,844,256	$3,819,435	$3,643,289
Loans, net of unearned income	2,823,186	2,812,412	2,825,183	2,817,829	2,671,272
Loans held for sale	42,341	54,152	59,854	48,214	52,273
Securities	586,407	577,440	548,447	581,949	523,410
Earning assets	3,486,949	3,459,834	3,502,398	3,473,467	3,304,121
Deposits	3,077,823	3,053,858	3,067,582	3,065,905	2,864,594
Certificates of deposit	1,170,341	1,221,100	1,338,334	1,195,580	1,255,836
Interest-bearing deposits	2,573,013	2,566,994	2,583,104	2,570,019	2,421,142
Borrowings	288,554	291,412	334,502	289,976	349,224
Interest-bearing liabilities	2,861,567	2,858,406	2,917,606	2,859,995	2,770,366
Stockholders’ equity	440,359	432,407	416,117	436,405	402,994
Tangible common equity	323,195	313,617	291,574	318,432	288,328

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$40,399	$38,406	$34,014	$38,406	$30,484
Add: Recoveries	514	373	374	887	1,416
Less: Charge-offs	5,782	4,680	4,387	10,462	6,900
Add: Provision for loan losses	4,500	6,300	3,955	10,800	8,956

Ending balance	$39,631	$40,399	$33,956	$39,631	$33,956

ALLL / total outstanding loans	1.39%	1.44%	1.20%	1.39%	1.20%
ALLL / total outstanding loans, adjusted for acquired[2]	1.88%	1.96%	1.76%	1.88%	1.76%
Net charge-offs / total outstanding loans	0.74%	0.62%	0.57%	0.68%	0.39%
Nonperforming Assets
Nonaccrual loans	$54,322	$62,642	$48,911	$54,322	$48,911
Other real estate owned	$36,935	38,674	28,394	36,935	28,394

Total nonperforming assets (NPAs)	91,257	101,316	77,305	91,257	77,305
Loans > 90 days and still accruing	9,087	10,846	18,560	9,087	18,560

Total nonperforming assets and loans > 90 days and still accruing	$100,344	$112,162	$95,865	$100,344	$95,865

NPAs / total outstanding loans	3.19%	3.61%	2.74%	3.19%	2.74%
NPAs / total assets	2.37%	2.66%	2.00%	2.37%	2.00%
ALLL / nonperforming loans	72.96%	64.49%	69.42%	72.96%	69.42%
ALLL / nonperforming assets	43.43%	39.87%	43.92%	43.43%	43.92%

Other Data
Mortgage loan originations	$147,718	$149,125	$203,463	$296,842	$351,658
% of originations that are refinances	18.40%	38.10%	23.07%	25.80%	29.95%
End of period full-time employees	1,055	1,019	964	1,055	964
Number of full-service branches	99	91	92	99	92
Number of full automatic transaction machines (ATMs)	168	160	172	168	172

	Three Months Ended			Six Months Ended
	06/30/11	03/31/11	06/30/10	06/30/11	06/30/10
Alternative Performance Measures
Cash basis earnings[3]
Net income	$6,820	$6,194	$8,726	$13,014	$10,425
Plus: Core deposit intangible amortization, net of tax	1,009	1,076	1,260	2,066	2,205
Plus: Trademark intangible amortization, net of tax	65	65	65	130	109

Cash basis operating earnings	$7,894	$7,335	$10,051	$15,210	$12,739

Average assets	$3,830,786	$3,807,960	$3,844,256	$3,819,435	$3,643,289
Less: Average trademark intangible	681	782	1,082	731	935
Less: Average goodwill	57,581	57,566	57,566	57,574	57,155
Less: Average core deposit intangibles	24,384	25,994	31,635	25,184	28,205

Average tangible assets	$3,748,140	$3,723,618	$3,753,973	$3,735,945	$3,556,994

Average equity	$440,359	$432,407	$416,117	$436,405	$402,994
Less: Average trademark intangible	681	782	1,082	731	935
Less: Average goodwill	57,581	57,566	57,566	57,574	57,155
Less: Average core deposit intangibles	24,384	25,994	31,635	25,184	28,205
Less: Average preferred equity	34,518	34,448	34,260	34,483	28,371

Average tangible common equity	$323,195	$313,617	$291,574	$318,432	$288,328

Cash basis earnings per share, diluted	$0.30	$0.28	$0.39	$0.59	$0.52
Cash basis return on average tangible assets	0.84%	0.80%	1.07%	0.82%	0.72%
Cash basis return on average tangible common equity	9.80%	9.49%	13.83%	9.63%	8.91%

(1)	The net interest margin, core (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,859,569	$2,806,928	$2,819,651	$2,859,569	$2,819,651
less acquired loans without additional credit deterioration	(755,358)	(743,308)	(887,245)	(755,358)	(887,245)

Gross Loans, adjusted for acquired	2,104,211	2,063,620	1,932,406	2,104,211	1,932,406
Allowance for loan losses	39,631	40,399	33,956	39,631	33,956
ALLL / gross loans, adjusted for acquired	1.88%	1.96%	1.76%	1.88%	1.76%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010	June 30, 2010
ASSETS
Cash and cash equivalents:
Cash and due from banks	$61,465	$58,951	$56,385
Interest-bearing deposits in other banks	1,583	1,449	77,375
Money market investments	27	158	177
Other interest-bearing deposits	—	—	1
Federal funds sold	159	595	1,796

Total cash and cash equivalents	63,234	61,153	135,734

Securities available for sale, at fair value	591,060	572,441	556,926

Loans held for sale	50,420	73,974	74,722

Loans, net of unearned income	2,859,569	2,837,253	2,819,651
Less allowance for loan losses	39,631	38,406	33,956

Net loans	2,819,938	2,798,847	2,785,695

Bank premises and equipment, net	91,601	90,680	92,010
Other real estate owned	36,935	36,122	28,394
Core deposit intangibles, net	23,658	26,827	30,698
Goodwill	59,400	57,567	57,567
Other assets	115,278	119,636	112,453

Total assets	$3,851,524	$3,837,247	$3,874,199

LIABILITIES
Noninterest-bearing demand deposits	$520,511	$484,867	$514,301
Interest-bearing deposits:
NOW accounts	378,511	381,512	352,060
Money market accounts	842,135	783,431	746,529
Savings accounts	175,709	153,724	151,050
Time deposits of $100,000 and over	505,993	563,375	589,213
Other time deposits	660,194	703,150	742,321

Total interest-bearing deposits	2,562,542	2,585,192	2,581,173

Total deposits	3,083,053	3,070,059	3,095,474

Securities sold under agreements to repurchase	77,324	69,467	77,829
Other short-term borrowings	2,900	23,500	35,000
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,136	154,892	155,082
Other liabilities	29,685	30,934	28,197

Total liabilities	3,408,408	3,409,162	3,451,892

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares for all periods.	35,595	35,595	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 26,043,633 shares, 26,004,197 shares, and 25,933,516 shares, respectively.	34,569	34,532	34,451
Surplus	186,177	185,763	184,681
Retained earnings	178,125	169,801	161,726
Discount on preferred stock	(1,048)	(1,177)	(1,302)
Accumulated other comprehensive income	9,698	3,571	7,156

Total stockholders’ equity	443,116	428,085	422,307

Total liabilities and stockholders’ equity	$3,851,524	$3,837,247	$3,874,199

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$42,332	$44,269	$84,335	$82,663
Interest on Federal funds sold	—	3	—	15
Interest on deposits in other banks	28	15	33	23
Interest and dividends on securities:
Taxable	3,627	3,503	7,257	7,042
Nontaxable	1,769	1,532	3,523	2,897

Total interest and dividend income	47,756	49,322	95,148	92,640

Interest expense:
Interest on deposits	6,166	7,837	12,850	15,100
Interest on Federal funds purchased	—	—	7	14
Interest on short-term borrowings	211	663	372	1,261
Interest on long-term borrowings	1,756	1,255	3,496	2,538

Total interest expense	8,133	9,755	16,725	18,913

Net interest income	39,623	39,567	78,423	73,727
Provision for loan losses	4,500	3,955	10,800	8,956

Net interest income after provision for loan losses	35,123	35,612	67,623	64,771

Noninterest income:
Service charges on deposit accounts	2,216	2,381	4,274	4,552
Other service charges, commissions and fees	3,351	3,136	6,275	5,451
Gains (losses) on securities transactions, net	—	5	(16)	24
Gains on sales of loans	4,303	5,248	9,271	9,739
Gains (losses) on sales of other real estate and bank premises, net	(791)	5	(1,090)	44
Other operating income	884	1,326	1,796	2,030

Total noninterest income	9,963	12,101	20,510	21,840

Noninterest expenses:
Salaries and benefits	17,580	17,403	35,234	32,818
Occupancy expenses	2,668	2,871	5,422	5,506
Furniture and equipment expenses	1,679	1,781	3,341	3,183
Other operating expenses	13,945	13,093	26,642	30,441

Total noninterest expenses	35,872	35,148	70,639	71,948

Income before income taxes	9,214	12,565	17,494	14,663
Income tax expense	2,394	3,839	4,480	4,238

Net income	$6,820	$8,726	$13,014	$10,425
Dividends paid and accumulated on preferred stock	462	462	924	765
Accretion of discount on preferred stock	65	50	129	101

Net income available to common shareholders	$6,293	$8,214	$11,961	$9,559

Earnings per common share, basic	$0.24	$0.32	$0.46	$0.39

Earnings per common share, diluted	$0.24	$0.32	$0.46	$0.39

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended June 30,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
				(Dollars in thousands)
Assets:
Securities:
Taxable	$419,747	$3,627	3.47%	$408,964	$3,503	3.44%	$258,950	$2,630	4.07%
Tax-exempt	166,660	2,722	6.55%	139,483	2,356	6.77%	121,400	2,192	7.24%

Total securities (2)	586,407	6,349	4.34%	548,447	5,859	4.28%	380,350	4,822	5.08%
Loans, net (3) (4)	2,823,186	42,005	5.97%	2,825,183	43,757	6.21%	1,871,142	27,462	5.89%
Loans held for sale	42,341	468	4.43%	59,854	717	4.80%	51,522	580	4.52%
Federal funds sold	165	—	0.22%	7,666	3	0.19%	304	—	0.17%
Money market investments	153	—	0.00%	208	—	0.00%	104	—	0.00%
Interest-bearing deposits in other banks	34,697	27	0.32%	60,696	15	0.10%	84,408	60	0.29%
Other interest-bearing deposits	—	—	0.00%	344	—	0.00%	2,598	—	0.00%

Total earning assets	3,486,949	48,849	5.62%	3,502,398	50,351	5.77%	2,390,428	32,924	5.53%

Allowance for loan losses	(39,999)			(34,158)			(28,249)
Total non-earning assets	383,836			376,016			251,820

Total assets	$3,830,786			$3,844,256			$2,613,999

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$386,107	157	0.16%	$360,760	206	0.23%	$203,276	86	0.17%
Money market savings	840,696	1,465	0.70%	732,353	1,724	0.94%	442,436	2,636	2.39%
Regular savings	175,869	192	0.44%	151,657	127	0.34%	100,309	97	0.39%
Certificates of deposit: (5)
$100,000 and over	569,587	2,218	1.56%	664,418	3,033	1.83%	475,200	3,962	3.34%
Under $100,000	600,754	2,135	1.43%	673,916	2,747	1.63%	489,752	4,006	3.28%

Total interest-bearing deposits	2,573,013	6,167	0.96%	2,583,104	7,837	1.22%	1,710,973	10,787	2.53%
Other borrowings (6)	288,554	1,967	2.73%	334,502	1,918	2.30%	315,517	2,486	3.18%

Total interest-bearing liabilities	2,861,567	8,134	1.14%	2,917,606	9,755	1.34%	2,026,490	13,273	2.63%

Noninterest-bearing liabilities:
Demand deposits	504,810			484,478			291,175
Other liabilities	24,050			26,055			20,540

Total liabilities	3,390,427			3,428,139			2,338,205
Stockholders’ equity	440,359			416,117			275,794

Total liabilities and stockholders’ equity	$3,830,786			$3,844,256			$2,613,999

Net interest income		$40,715			$40,596			$19,651

Interest rate spread (7)			4.48%			4.43%			2.90%
Interest expense as a percent of average earning assets			0.94%			1.12%			2.23%
Net interest margin (8)			4.68%			4.65%			3.30%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $93 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2011 is $186 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.5 million in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated FMB accretion for 2011 is $2.5 million for FMB. The Harrisonburg branch accretion was $118 thousand with $506 thousand estimated to remain in 2011.
(5)	Interest expense on certificates of deposits includes $194 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated FMB accretion for 2011 is $311 thousand. The Harrisonburg branch accretion was $22 thousand with $101 thousand estimated to remain in 2011.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2011 is $245 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.47% for the quarter ending 6/30/11.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
				(Dollars in thousands)
Assets:
Securities:
Taxable	$416,150	$7,257	3.52%	$393,813	$7,042	3.61%	$239,572	$5,066	4.26%
Tax-exempt	165,799	5,420	6.59%	129,597	4,456	6.93%	119,082	4,291	7.27%

Total securities (2)	581,949	12,677	4.39%	523,410	11,498	4.43%	358,654	9,357	5.26%
Loans, net (3) (4)	2,817,829	83,597	5.98%	2,671,272	81,907	6.18%	1,870,455	54,720	5.90%
Loans held for sale	48,214	1,032	4.32%	52,273	1,163	4.48%	45,146	1,011	4.52%
Federal funds sold	215	—	0.23%	17,719	15	0.18%	304	—	0.19%
Money market investments	157	—	0.00%	160	—	0.00%	98	—	0.00%
Interest-bearing deposits in other banks	25,103	33	0.26%	37,822	23	0.12%	89,294	114	0.26%
Other interest-bearing deposits	—	—	0.00%	1,465	—	0.00%	2,598	—	0.00%

Total earning assets	3,473,467	97,339	5.65%	3,304,121	94,606	5.75%	2,366,549	65,202	5.56%

Allowance for loan losses	(39,386)			(32,876)			(27,202)
Total non-earning assets	385,354			372,044			250,661

Total assets	$3,819,435			$3,643,289			$2,590,008

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$380,463	316	0.17%	$332,449	$383	0.23%	$200,712	166	0.17%
Money market savings	825,717	2,970	0.73%	683,493	3,200	0.94%	421,413	5,125	2.45%
Regular savings	168,259	295	0.35%	149,364	316	0.43%	97,953	198	0.41%
Certificates of deposit: (5)
$100,000 and over	585,173	4,700	1.62%	624,153	5,886	1.90%	472,448	8,014	3.42%
Under $100,000	610,407	4,570	1.51%	631,683	5,315	1.70%	503,204	8,389	3.36%

Total interest-bearing deposits	2,570,019	12,851	1.01%	2,421,142	15,100	1.26%	1,695,730	21,892	2.60%
Other borrowings (6)	289,976	3,874	2.69%	349,224	3,813	2.20%	317,488	5,031	3.20%

Total interest-bearing liabilities	2,859,995	16,725	1.18%	2,770,366	18,913	1.37%	2,013,218	26,923	2.70%

Noninterest-bearing liabilities:
Demand deposits	495,886			443,452			279,642
Other liabilities	27,150			26,477			20,977

Total liabilities	3,383,031			3,240,295			2,313,837
Stockholders’ equity	436,405			402,994			276,171

Total liabilities and stockholders’ equity	$3,819,436			$3,643,289			$2,590,008

Net interest income		$80,614			$75,693			$38,279

Interest rate spread (7)			4.47%			4.38%			2.86%
Interest expense as a percent of average earning assets			0.97%			1.15%			2.29%
Net interest margin			4.68%			4.60%			3.26%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $201 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $3.1 million in accretion of the fair market value adjustments related to the acquisition of FMB and $118 thousand related to the Harrisonburg branch.
(5)	Interest expense on certificates of deposits includes $452 thousand in accretion of the fair market value adjustments related to the acquisition of FMB and $22 thousand related to the Harrisonburg branch.
(6)	Interest expense on borrowings includes $245 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.